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                                                                      EXHIBIT 12

                             VERIZON VIRGINIA INC.

               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Millions)

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                                                           Six Months                 Years Ended December 31,
                                                              Ended       -------------------------------------------------------
                                                          June 30, 2001   2000         1999         1998         1997        1996
                                                          -------------   ----         ----         ----         ----        ----
Income before provision for income taxes and
  cumulative effect of change in accounting
  principle...........................................        $387.0     $737.4       $702.1      $542.2       $452.1      $499.8
Equity in loss (income) of affiliates.................          29.4        2.5          (.5)         --           --          --
Dividends received from equity affiliate..............            .3         .6           .5          --           --          --
Interest expense......................................          40.9       78.6         69.4        67.6         66.0        62.9
Portion of rent expense representing interest.........           7.6       14.7         14.2        19.5         18.2        15.0
Amortization of capitalized interest..................           1.5        2.7          2.3         1.9          1.4         1.0
                                                              ------     ---------------------------------------------------------
Earnings, as adjusted.................................        $466.7     $836.5       $788.0      $631.2       $537.7      $578.7
                                                              ======     =========================================================
Fixed charges:
Interest expense......................................        $ 40.9     $ 78.6       $ 69.4      $ 67.6       $ 66.0      $ 62.9
Portion of rent expense representing interest.........           7.6       14.7         14.2        19.5         18.2        15.0
Capitalized interest..................................           6.3        7.5          4.0         8.6          5.5         5.3
                                                              ------     ---------------------------------------------------------
Fixed Charges.........................................        $ 54.8     $100.8       $ 87.6      $ 95.7       $ 89.7      $ 83.2
                                                              ======     =========================================================
Ratio of Earnings to Fixed Charges....................          8.52       8.30         9.00        6.60         5.99        6.96
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